Exhibit 99.1

Statement by eSpeed Inc

New York, NY – April 19, 2007—eSpeed, Inc. (NASDAQ: ESPD), a leading developer of electronic marketplaces and related trading technology for the global capital markets, today issued the statement set forth below.

The Board of Directors of the Company, including its four independent directors, has considered the various public statements and proposals made by one of eSpeed’s competitors and by certain shareholders in Schedule 13D filings in recent weeks. On April 19, 2007, the Company sent a letter to Terry Smith of Tullett Prebon plc (“Tullett”) stating that the Board of Directors has been informed by its controlling stockholder, Cantor Fitzgerald, L.P. (“Cantor”), that it is not interested in selling its controlling interest in the Company to Tullett, in terminating its arrangements with eSpeed on the terms proposed by Tullett in its recent letters, or in proposing alternative terms to Tullett. The Company is not in a position to pursue Tullett’s acquisition proposal because such a proposal cannot be consummated without the consent of our controlling stockholder.

As the Company has indicated in its public filings since its formation, neither the Company nor its Board of Directors may take any of the following actions without Cantor’s express approval: (i) convert Cantor’s Class B common shares of eSpeed into Class A common shares, (ii) undertake a business combination with another entity, or (iii) terminate the perpetual clearing, technology and other arrangements with Cantor and its affiliate BGC Partners set forth in the Joint Services Agreement. Any proposal to take such actions in connection with a potential acquisition of eSpeed must be approved by Cantor.

The Board of Directors of the Company is fully aware of its fiduciary duties and has taken the interests of all of its stockholders into account in determining not to engage in a process with a competitor to pursue a proposed transaction that is incapable of consummation.

The text of the correspondence between eSpeed and Tullett is attached as an exhibit to this statement.

About eSpeed, Inc.

eSpeed, Inc. (NASDAQ: ESPD) is a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world’s largest government bond markets and other fixed income and foreign exchange marketplaces. eSpeed’s suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial products over eSpeed’s global private network or via the Internet. eSpeed’s neutral platform, reliable network, straight-through processing and superior products make it a trusted source for electronic trading at the world’s largest fixed income and foreign exchange trading firms and major exchanges. For more information, please visit www.espeed.com.

Discussion of Forward-Looking Statements by eSpeed, Inc.

The information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements.

Factors that might cause or contribute to such a discrepancy include, but are not limited to, our relationship with Cantor Fitzgerald and its affiliates, the costs and expenses of developing, maintaining and protecting our intellectual property, including judgments or settlements paid or received and their related costs, the possibility of future losses and negative cash flow from operations, the effect of market conditions, including trading volume and volatility, our pricing strategy and that of our competitors, our ability to develop new products and services, to enter new markets, to secure and maintain market position, to enter into marketing and strategic alliances, to hire new personnel, to expand the use of our electronic system, to induce clients to use our marketplaces and services and to effectively manage any growth we achieve, and other factors that are discussed under “Risk Factors” in eSpeed’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

Media:
Tristan B. Peniston-Bird	Robert Hubbell
Gavin Anderson & Company	eSpeed
212-515-1933	212-294-7820
TPeniston-Bird@GavinAnderson.com	RHubbell@espeed.com

Investors:
Jason McGruder eSpeed
212-829-4988 jmcgruder@espeed.com

110 East 59th Street
New York, NY 10022
www.espeed.com

April 16, 2007

T. C. Smith

Chief Executive

Tullett Prebon plc

Cable House

54-52 New Broad Street

London

EC2m 1st

Dear Mr. Smith:

We are in receipt of your letter, dated April 10, 2007, to the Board of Directors of eSpeed, Inc. (the “Company”) regarding Tullett Prebon plc’s non-binding indication of interest to acquire all of the outstanding shares of Class A common stock of the Company. Because your proposal requires, among other things, that (1) Cantor Fitzgerald, L.P. (“Cantor”) convert all of its shares of Class B common stock of the Company into shares of Class A common stock of the Company; (2) Cantor agree to an eSpeed/Tullett business combination; (3) Cantor terminate its clearing agreement with the Company at no cost to the Company; and (4) Cantor terminate certain of its other arrangements with the Company at no cost to the Company, we forwarded your proposal to Cantor for its consideration.

Cantor has informed the Board of Directors of the Company that it is not interested in selling its controlling interest in the Company or in terminating its arrangements with the Company on the terms set forth in your letter. Accordingly, the Company is not in a position to pursue your proposal because (1) neither the Company nor the Board of Directors may unilaterally convert Cantor’s Class B shares to Class A, (2) the Company cannot consummate a business combination without Cantor’s approval and, (3) the Company cannot without Cantor’s consent terminate the Company’s perpetual clearing and technology arrangement with Cantor.

On behalf of the Board of Directors,

/s/ Stephen Merkel
Stephen M. Merkel
Secretary

110 East 59th Street
New York, NY 10022
www.espeed.com

April 19, 2007

T.C. Smith

Chief Executive

Tullett Prebon plc

Cable House

54-62 New Broad Street

London

EC2m 1st

Dear Mr. Smith:

We are in receipt of your letter, dated April 18, 2007, to the Board of Directors of eSpeed, Inc. (the “Company”) as well as your previous correspondence. Our Board, including its four independent directors, has determined not to pursue your proposal, which as you know is incapable of consummation on the terms set forth in your letter of April 12, 2007 without the consent of our controlling stockholder, Cantor Fitzgerald, L.P. (“Cantor”). Cantor has informed the Board of Directors of the Company that it is not interested in selling its controlling interest in the Company or in terminating its arrangements with the Company on the terms set forth in your letter or in proposing alternative terms to Tullett Prebon plc. The Board of Directors of the Company is fully aware of its fiduciary duties and has taken the interests of all of its stockholders into account in determining not to engage in a process with a competitor to pursue a proposed transaction that is incapable of consummation.

By Order of the Board of Directors,

/s/ Stephen Merkel
Stephen M. Merkel
Secretary

tullett prebon

Tullett Prebon plc
Cable House
Board of Directors	54-62 New Broad Street
Secretary	London
eSpeed, Inc.	EC2M 1st
110 East 59th Street
New York, NY 10022	tel +44 (0)20 7200 7000
fax +44 (0)20 7200 7678

10th April 2007	web www.tullettprebon.com

Gentlemen:

Two years ago, Collins Stewart Tullett PLC (“CST”) approached eSpeed, Inc. (“eSpeed” or the “Company”) to discuss the possibility of acquiring eSpeed and combining it with its Tullett Prebon subsidiary. CST was rebuffed in that effort.

Tullett Prebon PLC (“Tullett Prebon”) was demerged from CST in December 2006, and continues to regard the strategic fit of eSpeed with our business to be compelling.

In recent weeks, eSpeed’s unaffiliated stockholders, frustrated at the poor performance of the Company’s stock, have begun to demand publicly the maximization of the value of their holdings. We would echo at least one of the points raised by one of those shareholders, Chapman Capital LLC, in its 13(d) filing, CST approached eSpeed and held discussions with its officers about a potential acquisition in March and April 2005. Since that time eSpeed’s stock has remained flat until the announcement of Chapman Capital’s stake whereas CST’s stock has risen by 47% taking into account the significant return of capital recently to the shareholders of Tullett Prebon. Had eSpeed agreed to be acquired two years ago, its stockholders would have been able to share in that performance.

The purpose of this letter is to reiterate our interest in a business combination and to submit this non-binding indication of interest (the “Proposal”) to acquire all of the post-conversion outstanding shares of Class A common stock of eSpeed. While we have not yet finalized a proposed purchase price, based on publicly available information and based on the accuracy and/or satisfaction of the assumptions and conditions described below, we would be willing to acquire eSpeed for a cash purchase price of $12 per share, which incorporates a premium of $2.32 over the current share price which has already benefited from speculative interest as a result of the 13(d) filings and press releases of disgruntled shareholders.

We believe our proposal to be in the best interests of the Company and its stockholders and that the stockholders will find the Proposal attractive. Moreover, we believe that some of the major dealer clients of eSpeed would prefer its platform to be owned and operated by Tullett Prebon rather than its current structure, so that the proposed change of ownership could be expected to enhance the eventual value and utility of the platform.

We request that the Company’s Board of Directors establish a special committee of independent directors (the “Special Committee”) to consider this Proposal on behalf of the Company’s public stockholders ultimately to recommend to the Board of Directors whether to approve any proposed transaction. We welcome the opportunity to discuss our Proposal with the Special Committee or the full Board of Directors as soon as possible.

Tullett Prebon

Tullett Prebon is the second largest inter dealer broker (“IDB”) in the world. It facilitates transactions between banks, investment banks and other institutions primarily in the over the counter (“OTC”) markets in foreign exchange, treasury products, fixed income securities, derivatives, energy products, equities, and supplies OTC market data. It operates in 23 countries. In 2006, Tullett Prebon had revenues of £654 million and pre-tax profits of ££115 million. Its shares are fully listed on the London Stock Exchange with a market capitalization in excess of £1 billion.

Non-Binding Proposal

Based on our understanding of the Company from publicly available information, the following sets forth the basic, non-binding terms and conditions of our proposal:

1.	Investment and Investment Conditions: Following the conversion by the Company of all of its outstanding Class B Common Shares to Class A Common Shares, and subject to the conditions set forth in this non binding proposal , Tullett Prebon, through a newly formed entity (the “Purchaser”), would acquire 100% of the then-outstanding Class A Common Shares of eSpeed (the “Shares”) at $12 per share, inclusive of a premium to the current share price of $9.68 in cash (based on 50,428,496 shares outstanding). Please note that this proposed consideration assumes satisfaction of the following material conditions: (i) that the outstanding receivables of the Company, in particular those with affiliates of the Company, are fully collectible; (ii) that the reverse purchase agreement with an affiliate may be cancelled and the amounts thereunder recovered in full by the Company not later than at closing; (iii) that the clearing arrangement between the Company at or prior to closing; (iv) that relationships with other affiliates which we believe should not be continued post-closing may be terminated or otherwise voided at an immaterial cost, if any or, where such relationships may be material to the ongoing operations of the Company, may be appropriately modified to reflect arms length terms (where appropriate) and are secure; and (v) there exist no obstacles to material sustainability of current eSpeed revenues, including, without limitation, the revenues receivable from current affiliates under existing revenue sharing or license fee arrangements.

2.	Considerations: The Purchaser anticipates paying the purchase price on an all-cash basis through combination of cash equity from Tullett Prebon or one or more of its affiliates, and third-party debt financing. The financing for the acquisition of the Company would be fully-committed at the time of our execution of a definitive merger agreement.

3.	Structure: Our preference would be to acquire eSpeed in a single step merger transaction but we are flexible with respect to the transaction structure and would consider any structure that is beneficial to all parties. We would also expect that Cantor Fitzgerald L.P. would agree to vote a standard voting arrangement to approve the merger.

4.	Due Diligence & Timing. As you would expect, we will need to conduct detailed confirmatory business, accounting and legal due diligence including full access to the Company’s management and the requisite due diligence materials. Accordingly, our proposal is subject to completion of such confirmatory due diligence, as well as negotiation of the merger agreement concurrently with this due diligence process. We are prepared to commence our due diligence review immediately.

5.	Further Conditions. Our Proposal is subject to (i) negotiation and execution of a mutually acceptable merger agreement which we would expect to contain customary representations, warranties, covenants, conditions including, without limitation, the conditions referred in paragraph 1 above and the condition that no material adverse change shall have occurred in the business or financial condition of the Company, and other provisions, including a fiduciary “out”, and (ii) satisfactory completion of our due diligence. As stated above, the merger agreement will contain customary conditions to closing, including Company stockholder approval.

7.	Non-Binding Obligations. Our Proposal is submitted with the express understanding that: (a) this letter is not to be considered binding on Tullett Prebon or any of its affiliates; (b) no liability or binding obligation is intended to be created between Tullett Prebon or any of its affiliates and the Company pursuant to this letter; and (c) any legal rights and obligations between Tullett Prebon or any of its affiliates and the Company will come into existence only upon the execution and delivery of a definitive merger agreement and then only in accordance its terms and conditions.

We are prepared to meet with you and/or the Company immediately in order to further discuss the terms of our Proposal and the next steps, including a timely and orderly public disclosure of this Proposal by the Company to its stockholders. If you have any questions regarding our proposal, please do not hesitate to telephone the undersigned at 011-44 (207) 200 7007. We look forward to working expeditiously to consummate the transaction with you. We hope to hear back from you by April 17th 2007, however, in absence of a satisfactory response by the date we will not Consider this Proposal to be any in any way confidential.

Yours faithfully

/s/ Terry Smith

T C Smith
Chief Executive

tullett prebon

Tullett Prebon plc
Cable House
Stephen M. Merkel	54-62 New Broad Street
Secretary	London
eSpeed, Inc.	EC2M 1st
110 East 59th Street
New York, NY 10022	tel +44 (0)20 7200 7000
fax +44 (0)20 7200 7678

18th April 2007	web www.tullettprebon.com

Dear Mr. Merkel,

I acknowledge receipt of your letter of 16th April 2007.

We understand that eSpeed cannot unilaterally convert the Class B shares to Class A, and that Cantor is not interested in selling its interest in eSpeed on the terms proposed.

However, we would ask you whether:

1.	Cantor would care to propose alternative term on which it would be willing to consider the sale of its interest in eSpeed?

2.	The perpetual clearing and technology arrangement with Cantor is truly incapable of being unilaterally terminated by eSpeed without material cost given that these are not arms length arrangements, are not fair to the minority shareholders and therefore might set aside by judicial review?

3.	It would assist with any negotiation to exit or reform the clearing and technology arrangements with Cantor if Tullett Prebon provided a competitive quote for the provision of those services on arms length basis?

4.	Since there is no mention in your reply of condition 1(ii) in our Proposal-that the reverse repurchase agreement with an affiliate is cancelled and the amounts thereunder recovered –this is an acceptable condition?

5.	The board of eSpeed has considered the interests of or consulted with non-Cantor shareholders or major clients of eSpeed in order to determine how to deal with our Proposal?

Since we do not consider the response received to be satisfactory in the absence, for example, of any counter proposal from Cantor or any substantive response with respect to the unfavorable service relationships with Cantor and its affiliates, we have made an announcement concerning our approach and your response simultaneously with the delivery of this letter. A copy of that announcement is attached.

Yours sincerely

/s/ Terry Smith
T C Smith
Chief Executive

Registered office: Cable house, 54-62 New Broad Street, London EC2M 1ST. Registered in England 5807599